Hamilton Reports $577 million of Net Income, 24% Growth in Book Value Per Share, and Declares Special Dividend

PEMBROKE, Bermuda, February 19, 2026 – Hamilton Insurance Group, Ltd. (NYSE: HG; “Hamilton” or the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2025.

Commenting on the results, Pina Albo, CEO of Hamilton, said:

“Hamilton delivered another record result in 2025, with net income of $577 million, or a 44% increase over net income last year, and a 22% return on average equity. Gross premiums written grew 21% to $2.9 billion, our combined ratio was 92.9%, and book value per share increased 24%. Since our listing in 2023, we have posted excellent underwriting results while growing book value per share 64%. With these exceptional results, the Board of Directors declared a special dividend of $2.00 per common share.

These results underscore the strength and stability of the organization we’ve built and are a direct reflection of the hard work and commitment of our talented team. We’ve entered a transitioning market environment from a position of strength - and we are built to manage the cycle with discipline and confidence.”

Special Dividend
On February 18, 2026, the Company’s Board of Directors declared a special dividend of $2.00 per common share outstanding, which will result in an aggregate payment of approximately $206.0 million. The dividend is payable on March 30, 2026, to common shareholders of record on March 6, 2026.
Consolidated Highlights – Full Year
•Net income of $576.7 million, or $5.55 per diluted share and operating income of $502.5 million, or $4.84 per diluted share;
•Return on average equity of 22.4% and operating return on average equity of 19.5%;
•Gross premiums written of $2.9 billion, an increase of 20.7% compared to the full year 2024;
•Net premiums earned of $2.1 billion, an increase of 21.6% compared to the full year 2024;
•Combined ratio of 92.9%;
•Underwriting income of $148.8 million;
•California wildfires losses of $142.8 million, net of reinsurance and $16.9 million of reinstatement premiums;
•Net investment income of $511.8 million, comprised of Two Sigma Hamilton Fund returns of $300.9 million, and fixed income, short term and cash and cash equivalents returns of $210.9 million;
•Book value per share of $28.50, an increase of 24.2% compared to December 31, 2024; and
•Repurchased common shares of $93.4 million in 2025.

Consolidated Highlights – Fourth Quarter
•Net income of $172.2 million, or $1.69 per diluted share and operating income of $168.2 million, or $1.65 per diluted share;
•Annualized return on average equity of 25.1% and annualized operating return on average equity of 24.5%;
•Gross premiums written of $669.0 million, an increase of 23.0% compared to the fourth quarter of 2024;
•Net premiums earned of $576.7 million, an increase of 19.7% compared to the fourth quarter of 2024;
•Combined ratio of 87.0%;
•Underwriting income of $75.5 million;
•Net investment income of $98.1 million, comprised of Two Sigma Hamilton Fund returns of $56.0 million, and fixed income, short term and cash and cash equivalents returns of $42.1 million; and
•Repurchased common shares of $7.7 million in the fourth quarter of 2025.

Consolidated Results – Fourth Quarter

	For the Three Months Ended
($ in thousands, except for per share amounts and percentages)	December 31, 2025	December 31, 2024	Change
Gross premiums written	$668,968	$543,937	$125,031
Net premiums written	548,373	453,326	95,047
Net premiums earned	576,686	481,867	94,819
Underwriting income (loss)	$75,536	$22,444	$53,092
Combined ratio	87.0%	95.4%	(8.4 pts)

Net income (loss) attributable to common shareholders	$172,185	$33,920	$138,265
Income (loss) per share attributable to common shareholders - diluted	$1.69	$0.32
Book value per common share	$28.50	$22.95

Return on average common equity - annualized	25.1%	5.8%

	For the Three Months Ended
Key Ratios	December 31, 2025	December 31, 2024	Change
Attritional loss ratio - current year	56.5%	51.2%	5.3	pts
Attritional loss ratio - prior year	(3.1%)	(1.3%)	(1.8	pts)
Catastrophe loss ratio - current year	1.4%	11.9%	(10.5	pts)
Catastrophe loss ratio - prior year	(0.2%)	(1.7%)	1.5	pts
Loss and loss adjustment expense ratio	54.6%	60.1%	(5.5	pts)
Acquisition cost ratio	24.7%	22.0%	2.7	pts
Other underwriting expense ratio	7.7%	13.3%	(5.6	pts)
Combined ratio	87.0%	95.4%	(8.4	pts)

•Gross premiums written increased by $125.0 million, or 23.0%, to $669.0 million with an increase of $53.2 million, or 27.5%, in the Bermuda Segment, and $71.9 million, or 20.5%, in the International Segment.
•Net premiums written increased by $95.0 million, or 21.0%, to $548.4 million with an increase of $36.6 million, or 21.4%, in the Bermuda Segment, and $58.4 million, or 20.7%, in the International Segment.
•Net premiums earned increased by $94.8 million, or 19.7%, to $576.7 million with an increase of $34.8 million, or 14.9%, in the Bermuda Segment, and $60.1 million, or 24.1%, in the International Segment.
•The attritional loss ratio (current year), net of reinsurance, was 56.5%. The increase of 5.3 points was primarily driven by more large losses, compared to the same period in 2024, and a change in business mix, including an increase in casualty reinsurance business.
•Net favorable attritional prior year reserve development, net of reinsurance, was $18.1 million, primarily driven by favorable development in property and specialty classes.
•Catastrophe losses (current and prior year), net of reinsurance, were $7.0 million, driven by the Queensland hailstorms ($6.9 million) and severe convective storms ($1.0 million), partially offset by favorable prior year development ($0.9 million).
•The acquisition cost ratio increased by 2.7 points compared to the same period in 2024, primarily due to a change in business mix and higher profit commission costs on certain lines of business.

•The other underwriting expense ratio decreased by 5.6 points compared to the same period in 2024, primarily driven by Bermuda substance-based tax credits, an increase in net premiums earned and increased performance based management fees, which offset the other underwriting expense ratio.

International Segment Underwriting Results – Fourth Quarter

International Segment	For the Three Months Ended
($ in thousands, except for percentages)	December 31, 2025	December 31, 2024	Change
Gross premiums written	$422,345	$350,479	$71,866
Net premiums written	340,588	282,161	58,427
Net premiums earned	309,299	249,234	60,065
Underwriting income (loss)	$12,444	$9,263	$3,181

Key Ratios
Attritional loss ratio - current year	56.3%	50.8%	5.5	pts
Attritional loss ratio - prior year	(2.3%)	(2.1%)	(0.2	pts)
Catastrophe loss ratio - current year	0.0%	7.8%	(7.8	pts)
Catastrophe loss ratio - prior year	0.0%	(0.8%)	0.8	pts
Loss and loss adjustment expense ratio	54.0%	55.7%	(1.7	pts)
Acquisition cost ratio	26.3%	22.6%	3.7	pts
Other underwriting expense ratio	15.7%	18.0%	(2.3	pts)
Combined ratio	96.0%	96.3%	(0.3	pts)

•Gross premiums written increased by $71.9 million, or 20.5%, to $422.3 million, primarily driven by growth in both new and existing business in casualty, specialty and property insurance classes and our specialty reinsurance class.
•The attritional loss ratio (current year), net of reinsurance, of 56.3% was impacted by one large loss in our specialty insurance class.
•Net favorable attritional prior year reserve development, net of reinsurance, was $7.2 million, primarily driven by favorable development in property and specialty classes.
•Catastrophe losses (current and prior year), net of reinsurance, were $Nil.
•The acquisition cost ratio increased by 3.7 points compared to the same period in 2024, primarily driven by higher profit commission costs on certain lines of business and a change in business mix.
•The other underwriting expense ratio decreased by 2.3 points compared to the same period in 2024, primarily driven by growth in the premium base, partially offset by a decrease in third party fee income.

Bermuda Segment Underwriting Results – Fourth Quarter

Bermuda Segment	For the Three Months Ended
($ in thousands, except for percentages)	December 31, 2025	December 31, 2024	Change
Gross premiums written	$246,623	$193,458	$53,165
Net premiums written	207,785	171,165	36,620
Net premiums earned	267,387	232,633	34,754
Underwriting income (loss)	$63,092	$13,181	$49,911

Key Ratios
Attritional loss ratio - current year	56.7%	51.7%	5.0	pts
Attritional loss ratio - prior year	(4.1%)	(0.4%)	(3.7	pts)
Catastrophe loss ratio - current year	3.0%	16.1%	(13.1	pts)
Catastrophe loss ratio - prior year	(0.4%)	(2.6%)	2.2	pts
Loss and loss adjustment expense ratio	55.2%	64.8%	(9.6	pts)
Acquisition cost ratio	22.8%	21.3%	1.5	pts
Other underwriting expense ratio	(1.6%)	8.2%	(9.8	pts)
Combined ratio	76.4%	94.3%	(17.9	pts)

•Gross premiums written increased by $53.2 million, or 27.5%, to $246.6 million, primarily driven by growth in both new and existing business in casualty and specialty reinsurance classes.
•The attritional loss ratio (current year), net of reinsurance, was 56.7%. The increase of 5.0 points was primarily driven by more large losses, compared to the same period in 2024, and a change in business mix, including an increase in casualty reinsurance business.
•Net favorable attritional prior year reserve development, net of reinsurance, was $10.9 million, primarily driven by favorable development in our property class.
•Catastrophe losses (current and prior year), net of reinsurance, were $7.0 million, primarily driven by the Queensland hailstorms, partially offset by favorable prior year development.
•The acquisition cost ratio increased by 1.5 points compared to the same period in 2024, primarily driven a change in business mix.
•The other underwriting expense ratio decreased by 9.8 points compared to the same period in 2024, primarily driven by Bermuda substance-based tax credits, increased performance based management fees, which offset the other underwriting expense ratio and an increase in net premiums earned.

Consolidated Underwriting Results – Full Year

	For the Years Ended
($ in thousands, except for per share amounts and percentages)	December 31, 2025	December 31, 2024	Change
Gross premiums written	$2,923,145	$2,422,582	$500,563
Net premiums written	2,287,543	1,921,169	366,374
Net premiums earned	2,109,776	1,734,729	375,047
Underwriting income (loss)	$148,823	$149,364	$(541)
Combined ratio	92.9%	91.3%	1.6 pts

Net income (loss) attributable to common shareholders	$576,670	$400,429	$176,241
Income (loss) per share attributable to common shareholders - diluted	$5.55	$3.67
Book value per common share	$28.50	$22.95
Change in book value per share	24.2%	23.5%

Return on average common equity	22.4%	18.3%

	For the Years Ended
Key Ratios	December 31, 2025	December 31, 2024	Change
Attritional loss ratio - current year	54.4%	53.1%	1.3	pts
Attritional loss ratio - prior year	(2.2%)	0.0%	(2.2	pts)
Catastrophe loss ratio - current year	8.4%	6.3%	2.1	pts
Catastrophe loss ratio - prior year	(0.9%)	(1.2%)	0.3	pts
Loss and loss adjustment expense ratio	59.7%	58.2%	1.5	pts
Acquisition cost ratio	24.0%	22.4%	1.6	pts
Other underwriting expense ratio	9.2%	10.7%	(1.5	pts)
Combined ratio	92.9%	91.3%	1.6	pts

•Gross premiums written increased by $500.6 million, or 20.7%, to $2.9 billion, with an increase of $292.0 million, or 26.2%, in the Bermuda Segment, and $208.6 million, or 15.9%, in the International Segment.
•Net premiums written increased by $366.4 million, or 19.1%, to $2.3 billion, with an increase of $203.9 million, or 21.4%, in the Bermuda Segment, and $162.5 million, or 16.8%, in the International Segment.
•Net premiums earned increased by $375.0 million, or 21.6%, to $2.1 billion, with an increase of $206.6 million, or 24.4%, in the Bermuda Segment, and $168.4 million, or 19.0%, in the International Segment.
•The attritional loss ratio (current year), net of reinsurance, of 54.4% was impacted by a change in business mix, including an increase in casualty reinsurance business and certain large losses in our Bermuda specialty and property reinsurance classes.
•Net favorable attritional prior year reserve development, net of reinsurance, was $46.4 million, primarily driven by favorable development in property and specialty classes, partially offset by unfavorable development in certain casualty classes.
•Catastrophe losses (current and prior year), net of reinsurance, were $159.0 million, driven by the California wildfires ($159.7 million), severe convective storms ($10.9 million) and the Queensland hailstorms ($6.9 million), partially offset by favorable prior year development ($18.5 million).

•The acquisition cost ratio increased by 1.6 points compared to the same period in 2024, primarily due to a change in business mix and higher profit commission costs on certain lines of business.
•The other underwriting expense ratio decreased by 1.5 points compared to the same period in 2024, primarily driven by Bermuda substance-based tax credits and an increase in net premiums earned.

International Segment Underwriting Results – Full Year

International Segment	For the Years Ended
($ in thousands, except for percentages)	December 31, 2025	December 31, 2024	Change
Gross premiums written	$1,517,060	$1,308,460	$208,600
Net premiums written	1,132,061	969,605	162,456
Net premiums earned	1,055,377	886,934	168,443
Underwriting income (loss)	$52,209	$39,433	$12,776

Key Ratios
Attritional loss ratio - current year	54.0%	53.5%	0.5	pts
Attritional loss ratio - prior year	(2.8%)	(0.4%)	(2.4	pts)
Catastrophe loss ratio - current year	2.9%	3.9%	(1.0	pts)
Catastrophe loss ratio - prior year	0.0%	(0.8%)	0.8	pts
Loss and loss adjustment expense ratio	54.1%	56.2%	(2.1	pts)
Acquisition cost ratio	26.2%	24.5%	1.7	pts
Other underwriting expense ratio	14.7%	14.9%	(0.2	pts)
Combined ratio	95.0%	95.6%	(0.6	pts)

•Gross premiums written increased by $208.6 million, or 15.9%, to $1.5 billion, primarily driven by growth in both new and existing business in casualty, specialty and property insurance classes.
•The attritional loss ratio (current year), net of reinsurance, was 54.0%, an increase of 0.5 points compared to the same period in 2024.
•Net favorable attritional prior year reserve development, net of reinsurance, was $29.1 million, primarily driven by favorable development in property, specialty and casualty insurance classes.
•Catastrophe losses (current and prior year), net of reinsurance, were $30.2 million, primarily driven by the California wildfires, partially offset by favorable prior year development.
•The acquisition cost ratio increased by 1.7 points compared to the same period in 2024, primarily driven by higher profit commission costs on certain lines of business and a change in business mix.
•The other underwriting expense ratio decreased by 0.2 points compared to the same period in 2024.

Bermuda Segment Underwriting Results – Full Year

Bermuda Segment	For the Years Ended
($ in thousands, except for percentages)	December 31, 2025	December 31, 2024	Change
Gross premiums written	$1,406,085	$1,114,122	$291,963
Net premiums written	1,155,482	951,564	203,918
Net premiums earned	1,054,399	847,795	206,604
Underwriting income (loss)	$96,614	$109,931	$(13,317)

Key Ratios
Attritional loss ratio - current year	54.6%	52.7%	1.9	pts
Attritional loss ratio - prior year	(1.6%)	0.5%	(2.1	pts)
Catastrophe loss ratio - current year	13.9%	8.9%	5.0	pts
Catastrophe loss ratio - prior year	(1.7%)	(1.7%)	0.0	pts
Loss and loss adjustment expense ratio	65.2%	60.4%	4.8	pts
Acquisition cost ratio	21.9%	20.3%	1.6	pts
Other underwriting expense ratio	3.8%	6.3%	(2.5	pts)
Combined ratio	90.9%	87.0%	3.9	pts

•Gross premiums written increased by $292.0 million, or 26.2%, to $1.4 billion, primarily driven by growth in both new and existing business in casualty and property reinsurance classes.
•The attritional loss ratio (current year), net of reinsurance, of 54.6% was impacted by a change in business mix, including an increase in casualty reinsurance business and certain large losses in our specialty and property reinsurance classes.
•Net favorable attritional prior year reserve development, net of reinsurance, was $17.3 million, primarily driven by favorable development in property and specialty classes, partially offset by unfavorable development in certain casualty classes.
•Catastrophe losses (current and prior year), net of reinsurance, were $128.8 million, primarily driven by the California wildfires, severe convective storms and the Queensland hailstorms, partially offset by favorable prior year development.
•The acquisition cost ratio increased by 1.6 points compared to the same period in 2024, driven by a change in business mix, including more proportional business written in our casualty reinsurance class.
•The other underwriting expense ratio decreased by 2.5 points compared to the same period in 2024, primarily driven by Bermuda substance-based tax credits, increased performance based management fees, which offset the other underwriting expense ratio, and an increase in net premiums earned.
Investments and Shareholders’ Equity as of December 31, 2025
•Total cash and invested assets of $5.9 billion compared to $4.8 billion at December 31, 2024.
•Total shareholders’ equity of $2.8 billion compared to $2.3 billion at December 31, 2024.
•Book value per share of $28.50 compared to $22.95 at December 31, 2024, an increase of 24.2%.

Conference Call Details and Additional Information
Conference Call Information

Hamilton will host a conference call to discuss its financial results on Friday, February 20, 2026, at 9:00 a.m. Eastern Time. A live, audio webcast of the conference call can be accessed through the Investors portal of the Company’s website at investors.hamiltongroup.com where a replay of the call will also be available.

For access to the webcast, please log in a few minutes in advance to complete any necessary registration.

Additional Information

In addition to the information provided in the Company's earnings release, we have also made available supplementary financial information and an investor presentation which may be referred to during the conference call and will be available on the Company’s website at investors.hamiltongroup.com.
About Hamilton Insurance Group, Ltd.

Hamilton is a Bermuda-headquartered specialty insurance and reinsurance company that underwrites risks on a global basis through its wholly owned subsidiaries. Its three underwriting platforms: Hamilton Global Specialty, Hamilton Select and Hamilton Re, each with dedicated and experienced leadership, provide access to diversified and profitable business around the world.

For more information about Hamilton, visit our website at www.hamiltongroup.com or find us on LinkedIn at Hamilton.

Consolidated Balance Sheet

($ in thousands, except share information)	December 31, 2025	December 31, 2024
Assets
Fixed maturity investments, at fair value (amortized cost 2025: $3,210,940; 2024: $2,422,917)	$3,238,543	$2,377,862
Short-term investments, at fair value (amortized cost 2025: $200,052; 2024: $495,630)	200,459	497,110
Investments in Two Sigma Funds, at fair value (cost 2025: $1,355,563; 2024: $805,623)	1,587,658	939,381
Total investments	5,026,660	3,814,353
Cash and cash equivalents	1,062,359	996,493
Restricted cash and cash equivalents	109,731	104,359
Premiums receivable	939,777	771,707
Paid losses recoverable	93,659	134,406
Deferred acquisition costs	257,203	208,985
Unpaid losses and loss adjustment expenses recoverable	1,375,857	1,171,040
Receivables for investments sold	58,029	74,006
Prepaid reinsurance	296,351	218,921
Intangible assets	86,624	93,121
Other assets	265,363	208,642
Total assets	$9,571,613	$7,796,033

Liabilities, non-controlling interest, and shareholders' equity
Liabilities
Reserve for losses and loss adjustment expenses	$4,415,176	$3,532,491
Unearned premiums	1,377,474	1,122,277
Reinsurance balances payable	296,400	261,275
Payables for investments purchased	209,853	115,427
Term loan, net of issuance costs	149,743	149,945
Accounts payable and accrued expenses	177,320	185,361
Payables to related parties	123,376	100,420
Total liabilities	6,749,342	5,467,196

Non-controlling interest – TS Hamilton Fund	172	128

Shareholders’ equity
Common shares:
Class A, authorized (2025: 26,444,807 and 2024: 26,944,807), par value $0.01; issued and outstanding (2025: 17,320,078 and 2024: 17,820,078)	173	178
Class B, authorized (2025: 84,677,932 and 2024: 80,205,911), par value $0.01; issued and outstanding (2025: 66,305,707 and 2024: 64,271,249)	663	643
Class C, authorized (2025: 15,403,649 and 2024: 19,375,670), par value $0.01; issued and outstanding (2025: 15,403,649 and 2024: 19,375,670)	154	194
Additional paid-in capital	1,134,985	1,163,609
Accumulated other comprehensive loss	(4,441)	(4,441)
Retained earnings	1,690,565	1,168,526
Total shareholders' equity	2,822,099	2,328,709

Total liabilities, non-controlling interest, and shareholders' equity	$9,571,613	$7,796,033

Consolidated Statement of Operations

	Three Months Ended		Years Ended
	December 31,		December 31,
($ in thousands, except for per share amounts)	2025	2024	2025	2024
Revenues
Gross premiums written	$668,968	$543,937	$2,923,145	$2,422,582
Reinsurance premiums ceded	(120,595)	(90,611)	(635,602)	(501,413)
Net premiums written	548,373	453,326	2,287,543	1,921,169

Net change in unearned premiums	28,313	28,541	(177,767)	(186,440)
Net premiums earned	576,686	481,867	2,109,776	1,734,729

Net realized and unrealized gains (losses) on investments	115,148	56,556	687,111	511,407
Net investment income (loss)	25,300	19,600	88,021	63,267
Total net realized and unrealized gains (losses) on investments and net investment income (loss)	140,448	76,156	775,132	574,674

Other income (loss)	12,756	5,818	26,601	23,752
Net foreign exchange gains (losses)	(1,563)	6,652	(5,985)	(3,231)
Total revenues	728,327	570,493	2,905,524	2,329,924

Expenses
Losses and loss adjustment expenses	314,646	289,695	1,258,521	1,010,173
Acquisition costs	142,181	105,872	507,290	388,931
General and administrative expenses	73,078	88,960	278,910	271,124
Amortization of intangible assets	3,815	3,747	15,709	15,520
Interest expense	4,925	5,526	20,189	22,616
Total expenses	538,645	493,800	2,080,619	1,708,364

Income (loss) before income tax	189,682	76,693	824,905	621,560
Income tax expense (benefit)	(24,872)	2,284	(15,124)	8,402
Net income (loss)	214,554	74,409	840,029	613,158

Net income (loss) attributable to non-controlling interest	42,369	40,489	263,359	212,729

Net income (loss) and other comprehensive income (loss) attributable to common shareholders	$172,185	$33,920	$576,670	$400,429

Per share data
Basic income (loss) per share attributable to common shareholders	$1.74	$0.33	$5.75	$3.81
Diluted income (loss) per share attributable to common shareholders	$1.69	$0.32	$5.55	$3.67

Non-GAAP Financial Measures Reconciliation

We present our results of operations in a way that we believe will be the most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of the measurements that management uses to assess our operating results are considered non-GAAP financial measures under Regulation G and Item 10(e) of Regulation S-K, each promulgated by the SEC. We believe that these non-GAAP financial measures, which may be defined and calculated differently by other companies, help explain and enhance the understanding of our results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with U.S. GAAP. Where appropriate, reconciliations of our non-GAAP measures to the most directly comparable GAAP financial measures are included below.

Operating Income (Loss) Attributable to Common Shareholders, Operating Income (Loss) Attributable to Common Shareholders per Common Share - Diluted and Operating Return on Average Common Shareholders' Equity - Annualized

Operating income (loss) attributable to common shareholders, as used herein, differs from net income (loss) and other comprehensive income (loss) attributable to common shareholders, which we believe is the most directly comparable GAAP measure, by the exclusion of net realized and unrealized gains and losses on fixed maturity and short term investments, and net foreign exchange gains and losses. We also use operating income (loss) attributable to common shareholders to calculate operating income (loss) attributable to common shareholders per common share - diluted and operating return on average common shareholders' equity - annualized.

We believe that operating income (loss) attributable to common shareholders, operating income (loss) attributable to common shareholders per common share - diluted and operating return on average common shareholders' equity - annualized are meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance.

The following tables are a reconciliation of: net income (loss) and other comprehensive income (loss) attributable to common shareholders to operating income (loss) attributable to common shareholders; net income (loss) and other comprehensive income (loss) attributable to common shareholders per common share - diluted to operating income (loss) attributable to common shareholders per common share - diluted; and return on average common shareholders' equity - annualized to operating return on average common shareholders' equity - annualized. Comparative information for the prior periods presented have been updated to conform to the current methodology and presentation.

Operating Income (Loss) Attributable to Common Shareholders, Operating Income (Loss) Attributable to Common Shareholders per Common Share - Diluted and Operating Return on Average Common Shareholders' Equity - Annualized (continued)

	Three Months Ended		Years Ended
	December 31,		December 31,
($ in thousands, except for per share amounts)	2025	2024	2025	2024
Net income (loss) and other comprehensive income (loss) attributable to common shareholders	$172,185	$33,920	$576,670	$400,429
Adjustment for:
Net realized (gains) losses on investments - Fixed maturity and short-term investments(1)	(3,229)	441	(7,369)	2,023
Net unrealized (gains) losses on investments - Fixed maturity and short-term investments(1)	(2,275)	59,212	(72,771)	8,908
Net foreign exchange (gains) losses	1,563	(6,652)	5,985	3,231
Operating income (loss) attributable to common shareholders	$168,244	$86,921	$502,515	$414,591

Net income (loss) and other comprehensive income (loss) attributable to common shareholders per common share - diluted	$1.69	$0.32	$5.55	$3.67
Adjustment for:
Net realized (gains) losses on investments - Fixed maturity and short-term investments(1)	(0.03)	—	(0.07)	0.02
Net unrealized (gains) losses on investments - Fixed maturity and short-term investments(1)	(0.02)	0.56	(0.70)	0.08
Net foreign exchange (gains) losses	0.01	(0.06)	0.06	0.03
Operating income (loss) attributable to common shareholders per common share - diluted	$1.65	$0.82	$4.84	$3.80

Return on average common shareholders' equity - annualized	25.1%	5.8%	22.4%	18.3%
Adjustment for:
Net realized (gains) losses on investments - Fixed maturity and short-term investments(1)	(0.5)%	0.1%	(0.3)%	0.1%
Net unrealized (gains) losses on investments - Fixed maturity and short-term investments(1)	(0.3)%	10.2%	(2.8)%	0.4%
Net foreign exchange (gains) losses	0.2%	(1.1)%	0.2%	0.1%
Operating return on average common shareholders' equity - annualized	24.5%	15.0%	19.5%	18.9%
(1) Fixed income portfolio managed by our external investment managers only.

Underwriting Income (Loss)

We calculate underwriting income (loss) on a pre-tax basis as net premiums earned less losses and loss adjustment expenses, acquisition costs and other underwriting expenses (net of third party fee income). We believe that this measure of our performance focuses on the core fundamental performance of the Company’s reportable segments in any given period and is not distorted by investment market conditions, corporate expense allocations or income tax effects.

The following table reconciles underwriting income (loss) to net income (loss), the most directly comparable GAAP financial measure:

	Three Months Ended		Years Ended
	December 31,		December 31,
($ in thousands)	2025	2024	2025	2024
Underwriting income (loss)	$75,536	$22,444	$148,823	$149,364
Total net realized and unrealized gains (losses) on investments and net investment income (loss)	140,448	76,156	775,132	574,674
Net foreign exchange gains (losses)	(1,563)	6,652	(5,985)	(3,231)
Corporate expenses	(15,999)	(19,286)	(57,167)	(61,111)
Amortization of intangible assets	(3,815)	(3,747)	(15,709)	(15,520)
Interest expense	(4,925)	(5,526)	(20,189)	(22,616)
Income tax (expense) benefit	24,872	(2,284)	15,124	(8,402)
Net income (loss), prior to non-controlling interest	$214,554	$74,409	$840,029	$613,158

Third Party Fee Income

Third party fee income includes income that is incremental and/or directly attributable to our underwriting operations. It is primarily comprised of fees earned by the International Segment for management services provided to third party syndicates and consortia and by the Bermuda Segment for performance based management fees generated by our third party capital manager, Ada Capital Management Limited. We believe that this measure is a relevant component of our underwriting income (loss).

The following table reconciles third party fee income to other income, the most directly comparable GAAP financial measure:

	Three Months Ended		Years Ended
	December 31,		December 31,
($ in thousands)	2025	2024	2025	2024
Third party fee income	$12,756	$5,818	$26,601	$23,752
Other income (loss)	$12,756	$5,818	$26,601	$23,752

Other Underwriting Expenses

Other underwriting expenses include those general and administrative expenses that are incremental and/or directly attributable to our underwriting operations. While this measure is presented in Note 9, Segment Reporting in the audited condensed consolidated financial statements, it is considered a non-GAAP financial measure when presented elsewhere.

Corporate expenses include holding company costs necessary to support our reportable segments. As these costs are not incremental and/or directly attributable to our underwriting operations, these costs are excluded from other underwriting expenses, and therefore, underwriting income (loss). General and administrative expenses, the most comparable GAAP financial measure to other underwriting expenses, also includes corporate expenses.

The following table reconciles other underwriting expenses to general and administrative expenses, the most directly comparable GAAP financial measure:

	Three Months Ended		Years Ended
	December 31,		December 31,
($ in thousands)	2025	2024	2025	2024
Other underwriting expenses	$57,079	$69,674	$221,743	$210,013
Corporate expenses	15,999	19,286	57,167	61,111
General and administrative expenses	$73,078	$88,960	$278,910	$271,124
Other Underwriting Expense Ratio

Other Underwriting Expense Ratio is a measure of the other underwriting expenses (net of third party fee income) incurred by the Company and is expressed as a percentage of net premiums earned.
Loss Ratio

Attritional Loss Ratio – current year is the attritional losses incurred by the company relating to the current year divided by net premiums earned.

Attritional Loss Ratio – prior year development is the attritional losses incurred by the company relating to prior years divided by net premiums earned.

Catastrophe Loss Ratio – current year is the catastrophe losses incurred by the company relating to the current year divided by net premiums earned.

Catastrophe Loss Ratio – prior year development is the catastrophe losses incurred by the company relating to prior years divided by net premiums earned.
Combined Ratio

Combined Ratio is a measure of our underwriting profitability and is expressed as the sum of the loss and loss adjustment expense ratio, acquisition cost ratio and other underwriting expense ratio. A combined ratio under 100% indicates an underwriting profit, while a combined ratio over 100% indicates an underwriting loss.

Special Note Regarding Forward-Looking Statements

This information includes “forward looking statements” pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of terms such as “believes,” “expects,” “may,” “will,” “target,” “should,” “could,” “would,” “seeks,” “intends,” “plans,” “contemplates,” “estimates,” “forecasts,” or “anticipates,” or similar expressions which concern our strategy, plans, projections or intentions. These forward-looking statements appear in a number of places throughout and relate to matters such as our industry, growth strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, business plans (including syndicate capacity forecasts), and other financial and operating information. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance; and are subject to risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

There are a number of risks, uncertainties, and other important factors that could cause our actual results to differ materially from the forward-looking statements contained herein. Such risks, uncertainties, and other important factors include, among others, the risks, uncertainties and factors set forth in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “Form 10-K”) and other periodic reports filed with the Securities and Exchange Commission and the following:

•challenges from competitors, including those arising from industry consolidation, alternative capital and technological advancements, including the increasing use of advanced analytics and artificial intelligence;
•unpredictable events, including natural catastrophes and man‑made disasters, global climate change and emerging claim, litigation and coverage issues that may increase loss severity or expand coverage obligations;
•our ability, or that of the third parties on which we rely, to ensure reserves are adequate to cover actual losses and to accurately assess underwriting risk, models, assumptions, data quality and the pricing of risks, particularly in long‑tail, low‑frequency or emerging lines of business;
•our ability to defend and protect our intellectual property rights, including our proprietary technology platforms and data, to comply with obligations under license and technology agreements or to obtain or renew licenses to technology or data on reasonable terms;
•the impact of risks associated with human error, misconduct or fraud, model uncertainty, cybersecurity threats such as cyber‑attacks and security breaches, misuse of artificial intelligence and our reliance on third‑party information technology systems that may fail, be disrupted or require replacement;
•our ability to secure necessary credit facilities, letters of credit or other forms of financing or collateral on favorable terms or at all;
•our limited financial and operational flexibility due to covenants and other restrictions in our existing or future credit facilities and debt arrangements;
•our exposure to the credit risk of insurance and reinsurance intermediaries on which we rely for the collection of premiums and payment of claims;
•our failure to pay claims in a timely manner, significant reserve strengthening, or the need to sell investments under unfavorable market or other conditions in order to meet liquidity requirements;
•downgrades, potential downgrades or other negative actions by rating agencies, including changes in rating agency methodologies;
•our ability to manage risks associated with adverse macroeconomic conditions, geopolitical instability and global events, including current or anticipated military conflicts, public health crises, terrorism, sanctions, inflation, rising interest rates, energy price volatility and other disruptions;
•the cyclical nature of the insurance and reinsurance business, which may result in declines in pricing and more competitive terms and conditions;
•our results of operations fluctuating significantly from period to period and not being indicative of our long‑term prospects;

•our ability to execute our strategy and to adapt our business and strategic plans in response to changing market, regulatory and competitive conditions;
•our dependence on key executives and other personnel, including the potential loss of Bermudian or other critical personnel, and our ability to attract and retain qualified employees in highly competitive labor markets;
•foreign operational risks, including foreign currency risk, political instability, regulatory uncertainty and differing legal regimes in jurisdictions where we operate;
•our ability to identify, execute and integrate growth opportunities, including acquisitions or other strategic transactions, and to realize the anticipated benefits of such initiatives;
•risks arising from our management of alternative reinsurance platforms and vehicles for third‑party investors;
•our inability to control the asset allocation, investment decisions or performance of the Two Sigma Hamilton Fund, LLC (the “TS Hamilton Fund”) and our limited ability to withdraw capital from the TS Hamilton Fund;
•conflicts of interest, governance, operational or regulatory risks involving Two Sigma Investments, LP (“Two Sigma”), the TS Hamilton Fund or their respective affiliates that could adversely affect investment performance or our business;
•the historical performance of Two Sigma or the TS Hamilton Fund not being indicative of future performance or our future results;
•risks associated with our investment strategy, including the use of leverage, derivatives, illiquid assets and concentration risk, which may be greater than those faced by some of our competitors;
•our potentially becoming subject to additional or increased taxation, including U.S. federal income tax, Bermuda tax or other taxes, as a result of changes in tax laws, interpretations or our operations;
•the potential classification of us or our subsidiaries as a passive foreign investment company or becoming subject to U.S. withholding and information reporting requirements under the U.S. Foreign Account Tax Compliance Act;
•our ability to compete effectively in a highly regulated industry in light of new or changing domestic or international laws and regulations, including accounting standards and evolving regulatory interpretations;
•the suspension, limitation or revocation of licenses or approvals required by our insurance and reinsurance subsidiaries;
•significant legal, regulatory or governmental proceedings or investigations;
•restrictions on our insurance and reinsurance subsidiaries’ ability to pay dividends or make other distributions to us;
•challenges and costs associated with compliance with public company disclosure, governance and internal control requirements;
•the limited ability of investors to influence corporate matters due to our multi‑class share structure and the voting provisions in our Bye‑laws;
•the risk that anti‑takeover provisions in our Bye‑laws or Bermuda law could discourage, delay or prevent a change in control, even if beneficial to shareholders; and
•difficulties investors may face in enforcing judgments or protecting their interests against us or our directors and officers.

There may be other factors that could cause our actual results to differ materially from the forward-looking statements. You should evaluate all forward-looking statements made herein in the context of these risks and uncertainties.

You should read this information completely and with the understanding that actual future results may be materially different from expectations. We caution you that the risks, uncertainties, and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits, or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. All forward-looking statements contained herein apply only as of the date hereof and are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor contact:
Darian Niforatos
Investor.Relations@hamiltongroup.com

Media contact:
Kelly Corday Ferris
kelly.ferris@hamiltongroup.com